Exhibit 10.1
CONSULTING AGREEMENT
This CONSULTING AGREEMENT ("Agreement") is entered into effective January 1, 2020 (the "Effective Date") by and between Hyster-Yale Group, Inc. (the "Company") and Colin Wilson ("Consultant").
WITNESSETH:
WHEREAS, Consultant plans to retire from his position as the President and Chief Executive Officer of the Company effective December 31, 2019 (the “Retirement Date”); and
WHEREAS, Consultant has specialized expertise and knowledge regarding the forklift industry and the operations of the Company; and
WHEREAS, the Company wishes to retain Consultant following his Retirement Date to perform consulting services and provide support to the new President and Chief Executive Officer of the Company, as needed, as needed, during a transition period.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto memorialize their understanding and agree as follows:
1.    Consulting Services.
(a)    Capacity. The Company will retain Consultant as a consultant to the Company as of the Effective Date. Consultant hereby accepts such position upon the terms and conditions set forth herein and shall perform such consulting services as assigned by the President and Chief Executive Officer of the Company and/or the Chairman, President and Chief Executive Officer of Hyster-Yale Materials Handling, Inc. (each, an “Authorized Individual”). The consulting services will be mutually agreed upon by an Authorized Individual and Consultant.
(b)    Scope and Performance of Work. Consultant shall perform the services in a reasonably timely manner (on such schedule as reasonably determined by Consultant, subject to the limitations contained in Section 1(c) hereof) and shall use continuing best efforts to achieve the goals or objectives of the particular project. When necessary, Consultant may use the Company’s in-house personnel or resources to assist in the performance of services.
(c)    Schedule/Hours. Consultant shall have the sole discretion to determine the work schedule and the manner in which the consulting services will be performed after agreement on the work days required with the Authorized Individual. However, in no event will Consultant perform services under this Agreement at a level that will be more than is permissible under Internal Revenue Code (“Code”) Section 409A (and the regulations and guidance issued thereunder) to provide that his termination of employment on the Retirement Date will be treated as a separation from service under Code Section 409A.
(d)    No Authority. While performing consulting services hereunder, Consultant shall not be deemed an agent or authorized representative of the Company and shall have no authority to bind the Company for any contractual or other purposes. Consultant may, at his choosing, be the voluntary representative of the Company on the MHI Round Table of Industry Leaders, although no expense will be incurred by the Company and no consulting fee shall be paid for this service.
2.    Term. This Agreement shall be effective on the Effective Date and shall continue in effect until December 31, 2020, at which time, this Agreement shall automatically terminate. Notwithstanding the foregoing, this Agreement may be terminated at any time by either party upon 30 days written notice to the other party.
3.    Compensation.
(a)    Consulting Fees For consulting services rendered under this Agreement, the Company shall pay Consultant a consulting fee of $4,000 per day (pro-rated in ½-day increments). Such amount shall be paid to Consultant, in arrears, in the form of a single lump sum payment within thirty (30) business days following the end of each calendar month during the Term. No later than ten (10) business days after the end of each calendar month, Consultant shall provide an Authorized Individual with a written invoice for his consulting fees incurred during such month. Company shall reimburse Consultant for such fees net 30 days from the date of receipt, absent any dispute regarding the amount thereof.
(b) Reimbursement of Expenses. All reasonable expenses incurred by Consultant in the performance of the services hereunder shall be for the account of, on behalf of, and at the expense of Company, and Company shall reimburse Consultant for any such expenses incurred by Consultant upon presentation of satisfactory evidence thereof in accordance with Company policies. All expenses shall be billed at actual cost. Air travel shall not exceed business or similar class rates without the express written approval by an Authorized Individual. Notwithstanding the foregoing, expenses (other than travel) that are expected to exceed $1,000 shall require the prior written approval of an Authorized Individual. No later than ten (10) business days after the end of each calendar month, Consultant shall provide an Authorized Individual with a written invoice for any such expenses incurred during such month, indicating the type of expenses incurred and the amount thereof. Company shall reimburse Consultant for such expenses net 30 days from the date of receipt, absent any dispute regarding the amount thereof, and subject to the rules set forth in Section 5(d).
(c)    No Funding. The Company shall pay the consulting fee from current operating funds. No property of the Company is or shall be, by reason of this Agreement, held in trust for Consultant, nor shall Consultant have any interest in, or any lien or prior claim on, any property of the Company by reason of this Agreement or the Company’s obligation to make a payment hereunder.

4.    Independent Contractor/Taxes/Benefits.

(a) While this Agreement is in effect, Consultant will at all times be and remain an independent contractor of the Company. Consultant will be free to exercise his judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. For purposes of the amounts paid under this Agreement, Consultant will NOT be treated as an employee of the Company for purposes of federal, state or local income tax withholding and unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers’ Compensation law of any state or country. Consultant acknowledges and agrees that, as an independent contractor, he will be required to pay any applicable taxes on the fees paid by the Company and the Company shall not withhold any taxes on such fees or be responsible for the payment thereof.
(b) The parties intend that any payment provided under this Agreement shall be exempt from, or shall be paid or provided in compliance with, Code Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest or penalties as a result of the payments, and the parties shall administer and interpret the Agreement in accordance with Code Section 409A and the Treasury Regulations thereunder. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Consultant with respect to any payment provided to Consultant hereunder and Consultant shall be responsible for any taxes imposed on Consultant with respect to any such payment.

(c) Except as described in the following sentence, Consultant acknowledges and agrees that as of the Retirement Date, Consultant will not be treated as an employee of the Company or its affiliates for purposes of any employee benefit plan or program maintained by the Company and shall not be entitled to receive or accrue any benefits under any such plan or program. Notwithstanding the foregoing, (a) nothing contained herein shall change, alter or release any vested right of Consultant earned under any employee benefit plan as of the Retirement Date; and (b) during the Term, Consultant shall be provided with the use of a laptop computer, telepresence screen and/or iPhone or similar device, which shall be used strictly for the performance of the services, which shall be and remain the property of the Company, and related technical support;

5.	Restrictions.

a.
Confidentiality. Consultant will not, without the consent of an Authorized Individual, divulge any information of a confidential, proprietary or trade secret nature relating to the Company or any of its affiliates to anyone other than authorized personnel of the Company and/or its affiliates, either during the Term of this Agreement or at any time thereafter.

b.
Cooperation. During the Term of this Agreement, Consultant agrees to cooperate with the Company by being reasonably available to testify on behalf of the Company and its subsidiaries in any action, suit or proceeding, whether civil, criminal, administrative or investigative and to assist the Company and its subsidiaries in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Company or its subsidiaries, their representatives or counsel, as reasonably requested; provided that such obligation to cooperate does not unreasonably interfere with

Consultant’s business or personal affairs. The Company agrees to reimburse (or cause one of its subsidiaries to reimburse) Consultant for all documented expenses reasonably incurred by Consultant in connection with the provision of testimony or assistance or other cooperation contemplated by this Subsection and to pay an hourly fee at a mutually agreed rate for the services rendered by Consultant under this Subsection. Such reimbursements and hourly fees shall be paid in accordance with Company’s or subsidiary’s normal payment timing arrangement for non-employee service providers, and shall be paid no later than the last date for which such reimbursements and payments are permitted to be paid pursuant to applicable Treasury Regulations under Code Section 409A so that such reimbursements and payments do not constitute a deferral of compensation. Notwithstanding the foregoing, in the event that any such reimbursements, or any reimbursements described in Section 3(b), are taxable for federal income tax purposes and are subject to Code Section 409A, then such reimbursements shall be subject to the following rules:

•	The amounts to be reimbursed shall be limited to expenses incurred during Consultant’s lifetime.

•	The amounts eligible for reimbursement during any of Consultant’s taxable years may not affect the expenses eligible for reimbursement in any other of Consultant’s taxable years.

•	Any reimbursement of an eligible expense shall be made on or before the last day of Consultant’s taxable year following the taxable year in which the expense was incurred.

•	Consultant’s right to a reimbursement is not subject to liquidation or exchange for another benefit.

6.    Entire Agreement. This Agreement is the complete Agreement between the Company and Consultant and supersedes any proposal or prior agreement, oral or written, and any other communications relating to the subject matter of this Agreement. No changes to this Agreement shall be effective unless made in writing and signed by the parties hereto. This Agreement may not be modified, altered or changed except upon express written consent of an Authorized Individual and Consultant with specific reference made to this Agreement.

7.    Applicable Law. This Agreement will be interpreted, enforced and governed by and under the laws of the State of Ohio, excluding conflict of law provisions. Consultant consents to the jurisdiction of the State of Ohio for interpretation of this Agreement or any dispute arising from the Agreement.

8.    Assignment. No interest of Consultant under this Agreement, or any right to receive any payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or payment right be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Consultant, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. The Company may assign its rights and obligations under this Agreement to Hyster-Yale

Materials Handling, Inc. or any successor of the Company’s business which expressly assumes the Company’s obligations hereunder in writing.

9.    Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Consultant at:

To the Company at:

Hyster-Yale Group, Inc.
5875 Landerbrook Drive
Mayfield Heights, OH 44124
Attention: Senior Vice President, General Counsel and Secretary

EXECUTED on the dates indicated below.

HYSTER-YALE GROUP, INC.

Date: November 24, 2019            By: /s/ Alfred M. Rankin, Jr.

COLIN WILSON

Date: November 24, 2019            By: /s/ Colin Wilson